--------------------------------------------------------------------------------
MONY Life Insurance Company will pay the benefits provided in this Policy, subject to all the policy provisions.

Insured:
  John Doe
Policy Number:               B0000-00-00
Policy Date:                 01-01-1995
Initial Specified Amount:    $100,000
Issue Age:                   35
Date of Issue:               01-01-1995
Class:
  Standard Class
--------------------------------------------------------------------------------
Brief Description

THIS IS A FLEXIBLE PREMIUM VARIABLE LIFE TO AGE 95 POLICY. Specified Amount may be increased or decreased. Net premiums may be allocated to one or more sub-accounts of the Variable Account or to the Guaranteed Interest Account
(GIA). If the values have been sufficient to continue the Policy in force: death proceeds are payable in event of death before Age 95; surrender value is payable if Insured is living at Age 95. Some death benefits and policy values reflect investment results. Flexible premiums until Age 95. Nonparticipating (no dividends payable).
--------------------------------------------------------------------------------
Important Notice(s)

This Policy is a legal contract between the rightsholder and MONY Life Insurance Company of America. READ YOUR POLICY CAREFULLY.

THE AMOUNT OR THE DURATION OF THE DEATH BENEFIT (OR BOTH) MAY INCREASE OR DECREASE DEPENDING ON INVESTMENT RESULTS. BUT THE DEATH BENEFIT WILL NEVER BE LESS THAN THE SPECIFIED AMOUNT IN FORCE LESS ANY DEBT. SEE DEATH PROCEEDS - DEATH BENEFIT OPTIONS SECTION TO DETERMINE DEATH PROCEEDS.

THE ACCOUNT VALUE IN THE VARIABLE ACCOUNT INCREASES OR DECREASES DEPENDING ON INVESTMENT RESULTS. THERE IS NO GUARANTEED MINIMUM ACCOUNT VALUE, CASH VALUE OR SURRENDER VALUE. SEE ACCOUNT VALUE, CASH VALUE, SURRENDER AND SUB-ACCOUNT UNIT VALUE SECTIONS.

Right to Return Policy - This Policy may be returned to us during a period that starts with Its delivery and ends on the latest of: (a) 10 days after its delivery to the rightsholder; (b) 45 days after Part 1 of the application is signed; and (c) 10 days after we mail or deliver a Notice of Withdrawal Right. The Policy may be returned by delivery or mail, along with a written notice to cancel it, to our Home Office, a local office of ours, or to the Registered Representative who sold it. We will then promptly refund any premiums paid. Notice given by mail and return of the Policy by mail are effective on being postmarked, properly addressed and postage prepaid. The Policy will be considered never to have been issued.

-------------------------------------------------
Table of Contents

Section

 1 Schedule of Benefits, Premiums and Charges
 2 Guaranteed Monthly Insurance Rates
 3 Variable Account, the Funds and Sub-Accounts
 4 Will Pay
 5 Definitions
 6 Dates and Policy Periods
 7 Definition of Life Insurance Test
 8 Death Proceeds - Death Benefit Options
 9 Premiums
10 Grace Period
11 Reinstatement
12 Beneficiary
13 Rights
14 Optional Policy Changes
15 Transfers
16 The Variable Account
17 The GIA
18 Cash Value
19 Account Value
20 Sub-Account Unit Value
21 Monthly Deduction
22 Cost of Insurance
23 Insurance Rate
24 Continuation of Insurance
25 Basis of Calculation
26 Surrender
27 Partial Surrender
28 Loans
29 Loan Account
30 General Provisions
31 Settlement Options
   Endorsements, if any
   Riders, if any
   Application
-------------------------------------------------
MONY Life Insurance Company
Operations Center:
One MONY Plaza
P.O. Box 4830
Syracuse, NY 13221
1-800-487-6669

                  1. SCHEDULE OF BENEFIT, PREMIUMS AND CHARGES

FLEXIBLE PREMIUM VARIABLE LIFE POLICY

DEATH BENEFIT OPTION 1 IN EFFECT
SPECIFIED AMOUNT IN FORCE $100,000 - INITIAL SPECIFIED AMOUNT
MINIMUM SPECIFIED AMOUNT IN FORCE - $100,000
MONTHLY INSURANCE RATES FOR INITIAL SPECIFIED AMOUNT - SEE SECTION 2 TARGET DEATH BENEFIT IN FORCE $100,000 - INITIAL TARGET DEATH BENEFIT MINIMUM TARGET BENEFIT IN FORCE - $100,000
SCHEDULE OF TARGET DEATH BENEFIT - SEE SECTION 1
DEFINITION OF LIFE INSURANCE - CVAT
DEATH BENEFIT PERCENTAGE - SEE TABLE OF DEATH BENEFIT PERCENTAGES


FIRST PREMIUM - $3,747.00
SCHEDULE PREMIUMS - $3,747.00 AT 12 POLICY MONTH INTERVALS MEASURED FROM 06-02-2002
MINIMUM GUARANTEED INTEREST RATE FOR GLA -4% (INTEREST HIGHER THAN 4%
IS NOT GUARANTEED AND IS SUBJECT TO CHANGE*)
GUARANTEED INTEREST ACCOUNT LIMITATION (SEE PREMIUM SECTION) $250,000.

MAXIMUM ISSUE AGE 80

NUMBER OF GUARANTEED FREE TRANSFERS DURING A POLICY YEAR - 12
CHARGE ON EXCESS TRANSFERS: CURRENT - $0 (SUBJECT TO CHANGE; SEE TRANSFER
                            SECTION)
                            GUARANTEED MAXIMUM $25

MONTHLY MORALITY AND EXPENSES RISK CHARGE- POLICY YRS 1-10 0.05% (60% ANNUALLY)
                                           POLICY YRS 11+ .0375% (45% ANNUALLY)

SALES CHARGE - 9% OF PREMIUMS RECEIVED EACH YEAR UP TO THE TARGET PREMIUM DURING
                  YEARS 1 THROUGH 10
               0% OF PREMIUMS RECEIVED DURING YEARS 11 THROUGH 20

TARGET PREMIUM - $3,747

SALES CHARGE REFUND - SALES CHARGE COLLECTED DURING THE FIRST POLICY YEAR OR FIRST YEAR OF AN INCREASE IN SPECIFIED AMOUNT WILL BE REFUNDED UPON FULL SURRENDER IN POLICY YEARS 1 THROUGH 3 OR THE 3 YEARS FOLLOWING AN INCREASE ACCORDING TO THE FOLLOWING SCHEDULE:

                      YEAR 1 - 100%
                      YEAR 2 - 66.67%
                      YEAR 3 - 33.33%

PREMIUM TAX CHARGE - 0% OF EACH PREMIUM RECEIVED SUBJECT TO CHANGE BASED UPON CHARGES IN APPLICABLE STATE AND LOCAL TAX LAWS OR COST TO THE COMPANY

FEDERAL TAX CHARGE - 1.25% OF EACH PREMIUM RECEIVED SUBJECT TO CHANGE BASED UPON CHANGES IN APPLICABLE FEDERAL TAX LAWS OR COST TO THE COMPANY

ADMINISTRATIVE CHARGE $7.50 PER MONTH DURING THE FIRST THREE POLICY YEARS - $7.50 PER MONTH ON AND AFTER THE THIRD POLICY ANNIVERSARY. BOTH AMOUNTS ARE INCLUDED AS APPLICABLE IN THE MONTHLY DEDUCTION ON A MONTHLY ANNIVERSARY DAY.

UNDER THE TERMS OF THE POLICY, THE SCHEDULE PREMIUM SHOWN ABOVE MAY NOT CONTINUE THE POLICY IN FORCE TO AGE 95 EVEN IF THIS AMOUNT IS PAID AS SCHEDULED. THE PERIOD FOR WHICH THE POLICY WILL CONTINUE WILL DEPEND ON: THE AMOUNT OF PREMIUMS PAID, CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTIONS; CHANGES IN INTEREST CREDITED, COST OF INSURANCE RATES, EXPENSES, FUND PERFORMANCE AND MORTALITY DEDUCTIONS; DEDUCTIONS FOR RIDERS AND ANY BENEFITS AND PARTIAL SURRENDERS AND POLICY LOANS.

ADDITIONAL AMOUNTS OF INTEREST ABOVE THE GUARANTEED RATE OF 4% ARE NOT GUARANTEED AND THE INSURER HAS THE RIGHT TO CHANGE THE AMOUNT OF INTEREST CREDITED TO THE POLICY AND THE AMOUNT OF COST OF INSURANCE OR OTHER EXPENSE CHARGES DEDUCTED UNDER THE POLICY, WHICH MAY REQUIRE MORE PREMIUM TO BE PAID THEN WAS ILLUSTRATED OR THE CASH VALUES MAY BE LESS THAN THOSE ILLUSTRATED.

SECTION 1. CONTINUED
TABLE OF DEATH BENEFIT PERCENTAGES:
CASH VALUE ACCUMULATION TEST
--------------------------------------------------------------------------------
ATTAINED         APPLICABLE            ATTAINED                APPLICABLE
  AGE            PERCENTAGES             AGE                   PERCENTAGES
--------         -----------           --------                -----------
   35              424.14%                66                     164.24%
   36              410.04%                67                     160.33%
   37              396.46%                68                     156.60%
   38              383.38%                69                     153.06%
   39              370.76%                70                     149.67%
   40              358.57%                71                     146.45%
   41              346.81%                72                     143.43%
   42              335.54%                73                     140.55%
   43              324.63%                74                     137.83%
   44              314.16%                75                     135.30%
   45              304.09%                76                     132.92%
   46              294.39%                77                     130.69%
   47              285.04%                78                     128.59%
   48              278.02%                79                     126.59%
   49              267.36%                80                     124.70%
   50              259.04%                81                     122.89%
   51              251.02%                82                     121.17%
   52              243.33%                83                     119.55%
   53              235.94%                84                     118.03%
   54              228.86%                85                     116.60%
   55              222.06%                86                     115.26%
   56              215.56%                87                     113.97%
   57              209.33%                88                     112.72%
   58              203.37%                89                     111.47%
   59              197.66%                90                     110.17%
   60              192.20%                91                     108.76%
   61              186.98%                92                     107.18%
   62              181.99%                93                     105.31%
   63              177.22%                94                     103.00%
   64              172.68%                95                     100.00%
   65              168.35%

SECTION 1. CONTINUED
TABLE OF (ALTERNATE) DEATH BENEFIT PERCENTAGES:
CASH VALUE ACCUMULATION TEST

ATTAINED         APPLICABLE            ATTAINED                APPLICABLE
  AGE            PERCENTAGES             AGE                   PERCENTAGES
--------         -----------           --------                -----------
   35              424.14%                66                     230.00%
   36              410.04%                67                     230.00%
   37              396.46%                68                     230.00%
   38              383.38%                69                     230.00%
   39              370.76%                70                     230.00%
   40              358.57%                71                     230.00%
   41              346.81%                72                     230.00%
   42              335.54%                73                     230,00%
   43              324.63%                74                     230.00%
   44              314.16%                75                     221.89%
   45              304.09%                76                     214.00%
   46              294.39%                77                     214.00%
   47              285.04%                78                     196.74%
   48              276.02%                79                     189.89%
   49              267.36%                80                     183.31%
   50              259.04%                81                     176.96%
   51              251.02%                82                     170.85%
   52              247.00%                83                     164.98%
   53              244.00%                84                     159.34%
   54              241.00%                85                     145.75%
   55              238.00%                86                     132.55%
   56              235.00%                87                     119.67%
   57              232.00%                88                     112.72%
   58              230.00%                89                     111.47%
   59              230.00%                90                     110.17%
   60              230.00%                91                     108.76%
   61              230.00%                92                     107.18%
   62              230.00%                93                     105.31%
   63              230.00%                94                     103.00%
   64              230.00%                95                     100.00%
   65              230.00%

Note: The Death Benefit Percentages apply to the later of (1) ten years from issue and (2) attained age 55.

                  1. SCHEDULE OF BENEFIT, PREMIUMS AND CHARGES

FLEXIBLE PREMIUM VARIABLE LIFE POLICY

DEATH BENEFIT OPTION 1 IN EFFECT
SPECIFIED AMOUNT IN FORCE $100,000 - INITIAL SPECIFIED AMOUNT
MINIMUM SPECIFIED AMOUNT IN FORCE - $100,000
MONTHLY INSURANCE RATES FOR INITIAL SPECIFIED AMOUNT - SEE SECTION 2 TARGET DEATH BENEFIT IN FORCE $100,000 - INITIAL TARGET DEATH BENEFIT MINIMUM TARGET DEATH BENEFIT IN FORCE - $100,000
SCHEDULE OF TARGET DEATH BENEFIT - SEE SECTION 1
DEFINITION OF LIFE INSURANCE - GUIDELINE PREMIUM TEST
DEATH BENEFIT PERCENTAGE - SEE TABLE OF DEATH BENEFIT PERCENTAGES
ADJUSTABLE TERM RIDER - SEE PAGE 4A
ENHANCED MATURITY EXTENSION RIDER SEE PAGE 4
ENHANCED CASH VALUE RIDER

FIRST PREMIUM - $1,347
SCHEDULE PREMIUMS - $1,347 AT 12 POLICY MONTH INTERVALS MEASURED FROM 06-04-02 GUIDELINE PREMIUM LIMITATION AS OF POLICY DATE $15,009.62
MINIMUM GUARANTEED INTEREST RATE FOR GIA-4% (INTEREST HIGHER THAN 4% IS NOT GUARANTEED AND IS SUBJECT TO CHANGE*)
GUARANTEED INTEREST ACCOUNT LIMITATION (SEE PREMIUM SECTION) $250,000.

MAXIMUM ISSUE AGE 80

NUMBER OF GUARANTEED FREE TRANSFERS DURING A POLICY YEAR - 12
CHARGE ON EXCESS TRANSFERS: CURRENT- $0(SUBJECT TO CHANGE; SEE TRANSFER SECTION)

                            GUARANTEED MAXIMUM $25

MONTHLY MORALITY AND EXPENSES RISK CHARGE- POLICY YRS 1-10  0.05% (60% ANNUALLY)
                                           POLICY YRS 11+ .0375% (45% ANNUALLY)

SALES CHARGE -9% OF PREMIUMS RECEIVED EACH YEAR UP TO THE TARGET PREMIUM DURING YEARS 1 THROUGH 100% OF PREMIUMS RECEIVED DURING YEARS 11 THROUGH 20

TARGET PREMIUM $1,347

SALES CHARGE REFUND - SALES CHARGE COLLECTED DURING THE FIRST POLICY YEAR OR FIRST YEAR OF AN INCREASED SPECIFIED AMOUNT WILL BE REFUNDED UPON FULL SURRENDER IN POLICY YEARS 1 THROUGH 3 OR THE 3 YEARS FOLLOWING AN INCREASE ACCORDING TO THE FOLLOWING SCHEDULE:

                   YEAR 1 - 100%
                   YEAR 2 - 66.67%
                   YEAR 3 - 33.33%

PREMIUM TAX CHARGE- 0% OF EACH PREMIUM RECEIVED SUBJECT TO CHANGE BASED UPON CHARGES IN APPLICABLE STATE AND LOCAL TAX LAWS OR COST TO THE COMPANY

FEDERAL TAX CHARGE -1.25% OF EACH PREMIUM RECEIVED SUBJECT TO CHANGE BASED UPON CHARGES IN APPLICABLE FEDERAL TAX LAWS OR COST TO THE COMPANY

ADMINISTRATIVE CHARGE $7.50 PER MONTH DURING THE FIRST THREE POLICY YEARS -- $7.50 PER MONTH ON AND AFTER THE THIRD POLICY ANNIVERSARY - BOTH AMOUNTS ARE INCLUDED AS APPLICABLE IN THE MONTHLY DEDUCTION ON A MONTHLY ANNIVERSARY DAY.

UNDER THE TERMS OF THE POLICY, THE SCHEDULE PREMIUM SHOWN ABOVE MAY NOT CONTINUE THE POLICY INFORCE AGE 95 EVEN IF THIS AMOUNT IS PAID AS SCHEDULED. THE PERIOD FOR WHICH THE POLICY WILL CONTINUE WILL DEPEND: THE AMOUNT OF PREMIUMS PAID, CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTIONS; CHANGES IN INTEREST CREDITED COST OF INSURANCE RATES, EXPENSES, FUND PERFORMANCE AND MORTALITY DEDUCTIONS; DEDUCTIONS FOR RIDERS AND ANY BENEFITS AND PARTIAL SURRENDERS AND POLICY LOANS.

ADDITIONAL AMOUNTS OF INTEREST ABOVE THE GUARANTEED RATE OF 4% ARE NOT GUARANTEED AND THE INSURER HAS THE RIGHT TO CHANGE THE AMOUNT OF INTEREST CREDITED TO THE POLICY AND THE AMOUNT OF COST OF INSURANCE OR OTHER EXPENSE CHARGES DEDUCTED UNDER THE POLICY, WHICH MAY REQUIRE MORE PREMIUM TO BE PAID THEN WAS ILLUSTRATED OR THE CASH VALUES MAY BE LESS THAN THOSE ILLUSTRATED.

SECTION 1. CONTINUED
TABLE OF DEATH BENEFIT PERCENTAGES:
GUIDELINE PREMIUM/CASH VALUE CORRIDOR TEST
--------------------------------------------------------------------------------
   ATTAINED AGE                           APPLICABLE PERCENTAGES
   ------------                           ----------------------
   40 and under                                    250%
        41                                         243%
        42                                         236%
        43                                         229%
        44                                         222%
        45                                         215%
        46                                         209%
        47                                         203%
        48                                         197%
        49                                         191%
        50                                         185%
        51                                         178%
        52                                         171%
        53                                         164%
        54                                         157%
        55                                         150%
        56                                         146%
        57                                         142%
        58                                         138%
        59                                         134%
        60                                         130%
        61                                         128%
        62                                         126%
        63                                         124%
        64                                         122%
        65                                         120%
        66                                         119%
        67                                         118%
        68                                         117%
        69                                         116%
        70                                         115%
        71                                         113%
        72                                         111%
        73                                         109%
        74                                         107%
      75-90                                        105%
        91                                         104%
        92                                         103%
        93                                         102%
        94                                         101%
        95                                         100%

SECTION 1. CONTINUED
TABLE OF (ALTERNATE) DEATH BENEFIT PERCENTAGES:
GUIDELINE PREMIUM/CASH VALUE CORRIDOR TEST
--------------------------------------------------------------------------------
   ATTAINED             APPLICABLE              ATTAINED           APPLICABLE
     AGE                PERCENTAGES               AGE              PERCENTAGES
 ------------           -----------             --------           -----------
 40 and under              250%                    68                  212%
      41                   243%                    69                  213%
      42                   236%                    70                  214%
      43                   229%                    71                  215%
      44                   222%                    72                  216%
      45                   215%                    73                  217%
      46                   209%                    74                  218%
      47                   203%                    75                  214%
      48                   197%                    76                  207%
      49                   191%                    77                  199%
      50                   185%                    78                  192%
      51                   178%                    79                  186%
      52                   211%                    80                  180%
      53                   210%                    81                  174%
      54                   208%                    82                  169%
      55                   206%                    83                  164%
      56                   204%                    84                  159%
      57                   203%                    85                  145%
      58                   202%                    86                  133%
      59                   203%                    87                  120%
      60                   204%                    88                  105%
      61                   205%                    89                  105%
      62                   206%                    90                  105%
      63                   207%                    91                  104%
      64                   208%                    92                  103%
      65                   209%                    93                  102%
      66                   210%                    94                  101%
      67                   211%                    95                  100%

Note: The Death Benefit Percentages apply to the later of (1) ten years from issue and (2) attained age 55.

SECTION 1 CONTINUED
TARGET DEATH BENEFIT SCHEDULE - TABLE OF DEATH BENEFITS

 POLICY          TARGET DEATH                       POLICY         TARGET DEATH
  YEAR              BENEFIT                          YEAR            BENEFIT
    1              $100,000                           31             $100,000
    2              $100,000                           32             $100,000
    3              $100,000                           33             $100,000
    4              $100,000                           34             $100,000
    5              $100,000                           35             $100,000
    6              $100,000                           36             $100,000
    7              $100,000                           37             $100,000
    8              $100,000                           38             $100,000
    9              $100,000                           39             $100,000
   10              $100,000                           40             $100,000
   11              $100,000                           41             $100,000
   12              $100,000                           42             $100,000
   13              $100,000                           43             $100,000
   14              $100,000                           44             $100,000
   15              $100,000                           45             $100,000
   16              $100,000                           46             $100,000
   17              $100,000                           47             $100,000
   18              $100,000                           48             $100,000
   19              $100,000                           49             $100,000
   20              $100,000                           50             $100,000
   21              $100,000                           51             $100,000
   22              $100,000                           52             $100,000
   23              $100,000                           53             $100,000
   24              $100,000                           54             $100,000
   25              $100,000                           55             $100,000
   26              $100,000                           56             $100,000
   27              $100,000                           57             $100,000
   28              $100,000                           58             $100,000
   29              $100,000                           59             $100,000
   30              $100,000                           60             $100,000

SECTION 1 CONTINUED
TARGET DEATH BENEFIT SCHEDULE - TABLE OF DEATH BENEFITS

 POLICY          TARGET DEATH                       POLICY         TARGET DEATH
  YEAR              BENEFIT                          YEAR            BENEFIT
    1              $250,000                           26             $350,000
    2              $250,000                           27             $350,000
    3              $250,000                           28             $350,000
    4              $250,000                           29             $350,000
    5              $300,000                           30             $350,000
    6              $300,000                           31             $350,000
    7              $300,000                           32             $350,000
    8              $300,000                           33             $350,000
    9              $300,000                           34             $350,000
   10              $300,000                           35             $350,000
   11              $300,000                           36             $350,000
   12              $300,000                           37             $350,000
   13              $300,000                           38             $350,000
   14              $300,000                           39             $350,000
   15              $300,000                           40             $350,000
   16              $300,000                           41             $350,000
   17              $300,000                           42             $350,000
   18              $300,000                           43             $350,000
   19              $300,000                           44             $350,000
   20              $300,000                           45             $350,000
   21              $300,000                           46             $350,000
   22              $300,000                           47             $350,000
   23              $300,000                           48             $350,000
   24              $300,000                           49             $350,000
   25              $350,000                           50             $350,000

2. GUARANTEED MONTHLY INSURANCE RATES FOR INITIAL SPECIFIED AMOUNT. RATES ARE PER $1,000 OF AMOUNT OF RISK - SEE COST IF INSURANCE SECTION

     INSURED                                INSURED
     ATTAINED                               ATTAINED
     AGE                  RATE              AGE                       RATE
     --------             ----              --------                  ----
         35               0.14                  65                    1.77
         36               0.15                  66                    1.96
         37               0.16                  67                    2.17
         38               0.17                  68                    2.40
         39               0.18                  69                    2.64
         40               0.19                  70                    2.92
         41               0.21                  71                    3.29
         42               0.22                  72                    3.61
         43               0.24                  73                    4.03
         44               0.26                  74                    4.51
         45               0.28                  75                    5.02
         46               0.30                  76                    5.57
         47               0.32                  77                    6.16
         48               0.35                  78                    6.77
         49               0.38                  79                    7.42
         50               0.41                  80                    8.13
         51               0.45                  81                    8.94
         52               0.49                  82                    9.87
         53               0.54                  83                   10.91
         54               0.59                  84                   12.08
         55               0.65                  85                   13.33
         56               0.72                  86                   14.65
         57               0.79                  87                   16.03
         58               0.87                  88                   17.44
         59               0.96                  89                   18.91
         60               1.06                  90                   20.44
         61               1.17                  91                   22.10
         62               1.29                  92                   23.91
         63               1.44                  93                   25.98
         64               1.59                  94                   28.69

GUARANTEED MONTHLY INSURANCE RATES FOR ENHANCED MATURITY EXTENSION RIDER (.01 PER MONTH PER $100,000 PER SPECIFIED AMOUNT) $1.00 PER MONTH

2. GUARANTEED MONTHLY INSURANCE RATES FOR AMOUNT OF INITIAL ADJUSTABLE TERM RIDER RATES ARE PER $1,000 OF TERM INSURANCE RIDER - SEE RIDER COST SECTION.

     INSURED                                INSURED
     ATTAINED                               ATTAINED
     AGE                  RATE              AGE                       RATE
     --------             ----              --------                  ----
         35               0.14                  65                    1.77
         36               0.15                  66                    1.96
         37               0.16                  67                    2.17
         38               0.17                  68                    2.40
         39               0.18                  69                    2.64
         40               0.19                  70                    2.92
         41               0.21                  71                    3.29
         42               0.22                  72                    3.61
         43               0.24                  73                    4.03
         44               0.26                  74                    4.51
         45               0.28                  75                    5.02
         46               0.30                  76                    5.57
         47               0.32                  77                    6.16
         48               0.35                  78                    6.77
         49               0.38                  79                    7.42
         50               0.41                  80                    8.13
         51               0.45                  81                    8.94
         52               0.49                  82                    9.87
         53               0.54                  83                   10.91
         54               0.59                  84                   12.08
         55               0.65                  85                   13.33
         56               0.72                  86                   14.65
         57               0.79                  87                   16.03
         58               0.87                  88                   17.44
         59               0.96                  89                   18.91
         60               1.06                  90                   20.44
         61               1.17                  91                   22.10
         62               1.29                  92                   23.91
         63               1.44                  93                   25.98
         64               1.59                  94                   28.69

--------------------------------------------------------------------------------
4. Will Pay

We will pay the death proceeds to the Beneficiary upon receipt of due proof of the Insured's death before Age 95 and while this Policy is in force. We will pay any surrender value to the Insured if living at Age 95. Payment in any case will be subject to all the provisions of this Policy.

However, coverage may be extended beyond the original Maturity Date of the Policy until the date death proceeds become payable. The base death benefit upon death on or after the original Maturity Date will be equal to the Policy's cash value as of the original Maturity Date multiplied by a death benefit percentage of 101%.

Election to extend the Maturity Date may be made by sending written request to our Administrative Office. The election must be received by us at least 30 days but no more than 90 days before the original Maturity Date. After the original Maturity Date, monthly deductions will no longer be deducted from the Fund value and additional premiums will no longer be accepted, except as needed to keep the policy from lapsing. Policy Loans and partial Withdrawals and transfers among funds can continue to be made after Age 95. This benefit will end on the earliest of: (a) the Monthly Anniversary Day that falls on, or next follows the date we receive written request to end it; (b) the date the Policy goes out of force; or (c) the date death proceeds become payable.

THE POLICY MAY NOT QUALIFY AS LIFE INSURANCE AFTER THE INSURED'S ATTAINED AGE 95 UNDER FEDERAL TAX LAW, MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES AND A TAX ADVISOR SHOULD BE CONSULTED BEFORE YOU CHOOSE TO CONTINUE THE POLICY AFTER AGE 95.

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5. Definitions

"We", "us" and "our" refer to MONY Life Insurance Company

"Home Office" means our administrative office at 1740 Broadway, New York, N.Y. 10019. "Home Office" also includes our Operations Center at One MONY Plaza, Syracuse, New York 13202.

"Insured" means the person on whose life the policy is based.

"Maturity Date" means the policy anniversary nearest the Insured's 95th birthday.

"Specified Amount in force" is the Initial Specified Amount, adjusted for any Increases or decreases in Specified Amount.

"Target Death Benefit In Force" is the Initial Target Death Benefit shown in
Section 1 adjusted for any increases or decreases.

"GIA" is the Guaranteed Interest Account (see the GIA section for additional information).

"Monthly Anniversary Day" means the first day of each policy month. But, if that day is not a Valuation Date for all sub-accounts, the Monthly Anniversary Day will be deemed to be the next following Valuation Date.

"Unit" is the measure by which the value of this Policy's interest in a sub-account is determined.

"Valuation Date" is each day that the New York Stock Exchange is open for trading or any other day on which there is sufficient trading in the securities of a portfolio of a account (see Section 3) to affect materially the Unit value of that sub-account of the Variable Account.

"Attained age" during the first policy year means age at nearest birthday on the Policy Date. During each succeeding policy year, "attained age" means age at nearest birthday on the policy anniversary on which that policy year commenced.

"Age 95" means the policy anniversary nearest the Insured's 95th birthday.

--------------------------------------------------------------------------------
6. Dates and Policy Periods

Where dates are shown, the numbers stand for month, day and year, in that order. Months, years and anniversaries are measured from the Policy Date, if no other method is stated. The Policy Date is shown on Page 1. Each policy month starts on the same date in each calendar month as that specified in the Policy Date. If the Policy Date is the 29th, 30th or 31st of a month, there will be some calendar months when there is no same date. For those months the policy month will start on the last day of the calendar month.

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7. Definition of Life Insurance Test

In order for the policy to be deemed "life insurance" according to the Internal Revenue Code of 1986 as now or later amended, one of the following tests must be met. The rightsholder elects which test will apply to the policy in the application. Section 1 of the Policy shows which test was elected. Once elected it may not be changed for the duration of the contract. The rightsholder must choose one of the following:

1. Cash Value Accumulation Test - The Death Benefit must be greater than or equal to the cash value multiplied by the Cash Value Accumulation Test Death Benefit Percentage.

2. Guideline Premium/Cash Value Corridor Test - The Death Benefit must be greater than or equal to the cash value multiplied by the Guideline Premium/Cash Value Corridor Test Death Benefit Percentage. In addition, premium payments may not exceed the Guideline Premium Limitation, (See
     Section 9. Premiums)

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8. Death Proceeds-Death Benefit Options

Death Proceeds - The proceeds payable to the beneficiary upon our receipt of due proof of the death of the Insured while this Policy is in force will be the greater of the Target Death Benefit and Base Death Benefit;

LESS:

     any debt due us on this Policy; and if death occurs during any period for which a monthly deduction has not been made, any monthly deduction that may apply to that period, including the deduction for the month of death.

Interest will be paid on death proceeds. We will determine the interest rate for each year, and this rate will not be less than the rate paid under Settlement Option 1 Interest Income. Interest will be paid from the date of the Insured's death to the date of payment.

Death Benefit - The Death Benefit will be determined as described under one of the options below. The death benefit option is elected by the rightsholder in the application.

If Death Benefit Option 1 is in effect on the date of death, the Base Death Benefit is the greater of:

(a) the Specified Amount in force on the date of death, plus the increase, if any, in the account value since the last Monthly Anniversary Day; and

(b) the cash value on the date of death, multiplied by the applicable Death Benefit percentage shown in Section 1.

If Death Benefit Option 2 is in effect on the date of death, the Base Death Benefit is the greater of:

(a) the Specified Amount in force on the date of death, plus the account value on the date of death; and

(b) the cash value on the date of death, multiplied by the applicable Death Benefit percentage shown in Section 1.

A rightsholder who elected an Alternate Death Benefit Percentage at issue may irrevocably revoke that election at any time while the Insured is living.

--------------------------------------------------------------------------------
9. Premiums

Payment of Premiums - Premiums after the first are payable to us at our Home Office or at any local office to a person authorized by us to accept them, but only in exchange for a receipt signed by our Treasurer and by the person receiving the payment. We shall accept premiums after the first (shown in Section 1) subject to limitations as described below. But we shall not accept any part of a payment as a premium if that part would result in the sum of cumulative premiums paid, less any partial surrenders and their fees, if applicable, being in excess of the guideline premium limitation that then applies to the Policy.

We reserve the right to reject all or a portion of any scheduled or unscheduled premium payment if part (b) of either Death Benefit Option 1 or Death Benefit Option 2 is in effect or would be in effect if such a payment had been accepted by us.

Guideline Premium Limitation - This section applies only to policies where the Guideline Premium/Cash Value Corrider Test has been selected as the Definition of Life Insurance Section 1 shows which test has been elected. The guideline premium limitation that applies to the Policy at any time will never be more than as determined in accordance with Section 7702 of the Internal Revenue Code of 1986 as now or later amended or any further amendment of such Code superseding or modifying that section. The guideline premium limitation that applies to the Policy on the Policy Date is shown in Section 1. Changes in the Specified Amount in force, the Target Death Benefit, the Death Benefit Option in effect or an additional benefit provided by rider will change the guideline premium limitation. In the event of any such change we reserve the right to reduce the Policy's cash value so that the guideline premium limitation that applies to the Policy is not violated. The amount by which the cash value is so reduced will be refunded in cash. The endorsement issued to reflect any such change will include the revised guideline premium limitation that then applies to the Policy.

Limit on Premium Payments Allocated to the GIA - We shall return to the rightsholder any part of a premium payment requested for allocation to the GIA if: (a) the account value in the GIA equals or exceeds the GIA Limitation shown in Section 1; or (b) acceptance of that part payment would cause the account value in the GIA to exceed such Limitation.

Net Premium - A net premium is the premium paid, less the sales charge, premium tax charge and federal tax charge shown in Section 1.

Premiums Received Before or at Delivery of the Policy - The first full net premium must be paid before or at delivery of the Policy and will earn interest at a rate not less than 4%. Interest will be credited annually from the later of the Policy Date and the Valuation Date that coincides with or next follows the Date the premium is received at our Operations Center. If the Policy is not accepted at delivery, any premium paid will be returned without interest.

Net Premiums Received After Delivery of the Policy - Any net premium received after delivery of the Policy and before the end of the "Right to Return Policy" period (see page 1) will also earn interest at a rate not less than a 4% annual interest rate.

If the Policy has not been returned at the end of the Right to Return period the net premium with interest less any monthly deduction that may apply to the sub-account and/or the GIA as chosen will then be transferred to the sub-account or sub-accounts of the Variable Account and/or the GIA in accordance with the most recent scheduled premium allocation election on record. If there is no allocation on record the net premium with interest less deduction will then be transferred to the Money Market sub-account.

After the "Right to Return Policy" period ends, any net premiums received will be allocated either: (a) to one or more sub-accounts of the Variable Account and/or the GIA in accordance with the scheduled premium allocation then in effect for the Policy; or (b) if there is no such allocation in effect, to the Money Market sub-account.

An unscheduled premium may be otherwise allocated, if a specific request is so made for that premium (see Unscheduled Premiums below).

Net premiums are allocated on the Valuation Date that coincides with, or next follows, the date the premium is received at our Operations Center. Allocations must be made in whole percentages. If the GIA or a sub-account is to receive any allocation, the allocation must be at least 1% of the net premium. The allocation election on record may be changed by written notice to us at our Operations Center. A change will take effect within 7 days after we receive that notice.

Scheduled Premiums - We shall send reminder notices for the payment of the scheduled premiums shown in Section 1. The amount and interval of payment of scheduled premiums may be changed upon written request. The new payment interval must satisfy our rules in use at the time of the change. Scheduled premiums are planned periodic premiums and are not required premiums.

Unscheduled Premiums - Additional premium payments of at least $250 may be made at any time. We reserve the right to limit the total amount of unscheduled premiums paid during any 12 consecutive calendar months to an amount that assures that the sum of cumulative premiums paid, less any partial surrenders and their fees, is not in excess of the guideline premium limitation, if applicable, that applies to the Policy. The rightsholder may choose to increase Specified Amount and/or Target Death Benefit in force as described in Section
14. An unscheduled premium may be allocated by amount as well as by percentage. If a specific allocation is not requested or is requested incorrectly, the net premium will be allocated to the Money Market sub-account. A specific allocation for an unscheduled premium will not change the allocation on record for scheduled premiums.

--------------------------------------------------------------------------------
10. Grace Period

If the account value, less any debt, on the Monthly Anniversary Day is not enough to cover the monthly deduction (see Monthly Deduction section) for the following month, we shall send notice of insufficient value. A grace period of 61 days from the date of that notice will be allowed for payment of: (a) any balance needed for the monthly deduction; plus (b) any accrued loan interest due during the grace period; plus (c) an amount equal to 2 monthly deductions or, if greater, the number of monthly deductions until the next scheduled premium due date. The policy is inforce during the grace period.

If payment is not received within the grace period, the Policy will end at the end of the grace period and any remaining surrender value will be refunded. We will send a notice as least 15 days and not more than 45 days prior to the end of the grace period if the account value less any debt is not enough to prevent lapse.

--------------------------------------------------------------------------------
11. Reinstatement

If the Policy ends at the end of the grace period, the Policy may be reinstated.

But this may only be done within 5 years after the Monthly Anniversary Day immediately before the start of the grace period. We shall need:

(a)  evidence satisfactory to us that the Insured is insurable.

(b)  payment of a premium large enough to cover:

     (i) the balance needed as described in the Grace Period (see Section 10 above); and

     (ii) an amount sufficient to keep the Policy in force for at least 3 months from the reinstatement date.

(c) payment or reinstatement of any debt due us on the Policy, plus payment of interest on any reinstated debt from the date of reinstatement to the next policy anniversary at the rate which applies to policy loans on the date of reinstatement.

On the reinstatement date, we will reinstate the account value as of the beginning of the grace period, add any net premiums paid for reinstatement and deduct any monthly deduction due.

The reinstatement date will be the Monthly Anniversary Day that coincides with, or immediately precedes, the date the application for reinstatement is approved by us.

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12. Beneficiary

Determination of Beneficiary - The beneficiary is as set forth in the application for this Policy unless otherwise provided by endorsement. Any reference in any beneficiary designation to a beneficiary living or surviving will, unless otherwise provided, mean living on the earlier of: (a) the day due proof of the Insured's death is received by us at our Operations Center; and (b) the 14th day after the Insured's death. The share of the death proceeds of any beneficiary who is not living on that earlier day will be payable to the remaining beneficiaries. Payment will be made in the manner provided for in that designation. If no beneficiary is then living and unless otherwise provided, the death proceeds will be payable to the Insured's executors or administrators.

Change of Beneficiary - Beneficiary changes may be made during the Insured's lifetime by written notice to us at our Operations Center. A change will take effect as of the date the notice was signed. But we must first receive this change at our Operations Center. This change will be subject to any payment made by us or action taken by us before receipt of the notice at our Operations Center. The Policy need not be returned for us to endorse the change unless we ask for it.

--------------------------------------------------------------------------------
13. Rights

During the Insured's lifetime, all rights under this Policy belong exclusively to the rightsholder as set forth in the application for this Policy unless otherwise provided by endorsement. These rights include the right to change the beneficiary and to assign. Also included are all other rights, benefits, options, and privileges which are given by this Policy or allowed by us.

--------------------------------------------------------------------------------
14. Optional Policy Changes

Increase or Decrease in Specified Amount and Target Death Benefit

Unscheduled Increases - Increases may be made at any time prior to the policy anniversary nearest the maximum issue age shown in Section 1.

If an Adjustable Term Insurance rider is attached to this Policy, any unscheduled increase may be specified by the rightsholder as an increase in Specified Amount, an increase in Term insurance provided by such rider or any combination of Specified Amount and term insurance rider.

To increase the Target Death Benefit or Specified Amount in force, a supplemental application must be submitted, subject to evidence satisfactory to us that the Insured is insurable. Any increase must be at least $10,000. The increase will take effect on the Monthly Anniversary Day that coincides with, or next follows, the date on which we approve it.

Decreases - Decreases may be made at any time. Any decrease in the Target Death Benefit or Specified Amount in force must be at least $10,000. The decrease will take effect on the Monthly Anniversary Day that coincides with, or next follows, the date on which we approve it. The decrease will be applied as follows:

(a) first, to reduce the amount provided by the most recent increase in Specified Amount;

(b)  next, to reduce the next most recent increases, successively;

(c)  finally, to reduce the Initial Specified Amount.

We will reject any requested decrease if that decrease would result in a Specified Amount or Target Death Benefit which is less than the minimum Specified Amount or minimum Target Death Benefit shown in Section 1.

If an Adjustable Term Insurance rider is attached to this Policy, any decrease will be applied first against any term insurance provided by such rider, as specified in such rider, and then to the Specified Amount as shown above.

Changing the Death Benefit Option - Any change in Death Benefit Option will take effect on the Monthly Anniversary Day that coincides with, or next follows, the date on which we approve the request to change the Option. If the change is made from Option 2 to Option 1, the Specified Amount in force will be increased by the account value on the monthly anniversary day on which the change takes effect. If the change is from Option 1 to Option 2, the Specified Amount in force will be decreased by the amount of the account value on the Monthly Anniversary Day on which the change takes effect. The Specified Amount in force after the decrease cannot be less than the minimum Specified Amount shown in
Section 1. We reserve the right to request evidence of insurability for a change from Option 1 to Option 2.

Guaranteed Paid-Up Insurance - On the policy anniversary the Specified Amount may be reduced to an amount that the Surrender Value will maintain in force until Age 95 when applied as a net single premium. However, the maximum amount of Surrender Value that may be applied will not be greater than that needed to provide an Amount at Risk equal to the Amount at Risk immediately before this option becomes effective. Any Surrender Value in excess of the amount applied will be refunded to the Rightsholder.

The net single premium rates will be based on (a) the 1980 CSO mortality tables at the Insured's sex, attained age and class of risk on the later of the Policy Date and the most recent increase in coverage under the Policy; and (b) 4% interest. On or after the effective date, the surrender value of the paid-up coverage will equal the present value of future guaranteed benefits based on the net single premium rates described above without regard to loans. We must receive written request for this option at least 30 days prior to the policy anniversary date on which it will become effective.

Surrenders for surrender value may be made at any time (see 6 below). On or after the effective date of this option:

(1)  it may not be revoked;

(2)  we will not accept any further premiums;

(3)  no further optional policy changes may be made;

(4)  the Policy is no longer subject to the Administrative Charge;

(5) any loan balance and loan interest which existed immediately before the effective date will be set to 0;

(6) any partial surrender will result in a recalculation of the Specified Amount and surrender value;

(7)  any additional benefit provided by rider will terminate;

(8)  the death benefit will equal the reduced Specified Amount.

The endorsement issued to reflect this change will show the reduced Specified Amount and the guaranteed surrender value on the effective date and each policy anniversary thereafter.

--------------------------------------------------------------------------------
15. Transfers

Transfers Among the Sub-Accounts and the GIA - After the "Right to Return Policy" period has expired, account value may be transferred among the sub-accounts and/or to or from the GIA upon request.

Transfers to the GIA - We will reject any part of a transfer to the GIA if the account value in the GIA equals or exceeds the GIA Limitation shown in Section 1 or, if that part of the requested transfer would cause the account value in the GIA to exceed such Limitation. Any portion of a requested transfer which is rejected will be retained in the sub-accounts in the same proportion as the transfer amount allocated against each sub-account bears to the total transfer amount.

Transfers from the GIA- A transfer of account value from the GIA to any of the sub-accounts may be made once each policy year. A request for such transfer must be received by us at our Operations Center on or within 30 days after a policy anniversary. We will reject any part of a requested transfer from the GIA if that part would exceed the greater of: (a) 25% of the account value held in the GIA on the Date the transfer would take effect; or (b) $5,000.

A transfer transaction which does not move account value from the GIA will take effect on the Valuation Date that coincides with, or next follows the date the request is received at our Operations Center. A transfer transaction which moves account value from the GIA will take effect on: (a) the policy anniversary; or
(b) if later (subject to above provisions), the Valuation Date that coincides with or next follows the date the request is received at our Operations Center.

Transfer Charge - All transfers included in a request are considered one transaction. The number of guaranteed free transfers which may be made during a policy year and the charge for transfers in excess of that number during that year are shown in Section 1. We reserve the right to increase or decrease the charge but it will never be more than the guaranteed maximum shown in Section 1.

Any applicable transfer charges are allocated against the GIA and/or the sub-accounts from which the account values are being transferred. The charge allocated against the GIA or any sub-account will be in the same proportion that the amount being transferred from the GIA or any sub-account bears to the total amount being transferred. But, if there is insufficient account value in the GIA or any sub-account to provide for its proportionate share of the charge, then the entire charge will be allocated against the CIA and each sub-account in the same proportion that the account value held In the GIA and each sub-account bears to the account value in the GIA and all sub-accounts.

Exchange Transfer to the GM - At any time during the first 24 months after the date of issue of the Policy, the entire amount of account value in the sub-accounts may be transferred to the GIA. Election of this exchange transfer will change this Policy to a policy which is not dependent upon the investment results of a separate account. There will be no transfer charge for an exchange transfer and the GIA limitation will be waived. On the date an exchange transfer takes effect, the premium allocation will be changed to the GIA only.

--------------------------------------------------------------------------------
16. The Variable Account

The variable benefits under this Policy are provided through investments we make in the Variable Account. This is an investment account established and maintained by us, separate from our general account or other separate accounts. It is used for our flexible premium variable life policies and, if permitted by law, may be used for other policies or contracts.

We own the assets in the Variable Account. Assets equal to the reserves and other liabilities of the Variable Account will not be charged with liabilities that arise from any other business we conduct. We may from time to time transfer to our general account assets which exceed the reserves and other liabilities of the Variable Account.

The Variable Account is registered with the Securities and Exchange Commission
(SEC) as a unit investment trust under the Investment Company Act of 1940. It is also governed by the laws of the state of New York. We may, to the extent permitted by applicable laws and regulations, make these changes: (a) the Variable Account may be operated as a management company under the Investment Company Act of 1940; or (b) the Variable Account may be deregistered under that Act if registration is no longer required; or (c) the Variable Account may be combined with any of our other separate accounts.

Material Changes in investment Policy - No material change in the investment policy of the Investment Variable Account will be made without prior concurrence of the New York Insurance Department. We will notify the rightsholder as to any proposed material change in the investment policy of the Variable Account. If the rightsholder objects to the change he or she may exchange transfer to the GIA the entire amount of fund value in the sub-accounts. Election of this exchange transfer will change this policy to a policy which is not dependent upon the investment results of a separate account. The rightsholder will have 60 days after (a) the effective date of the material change in investment policy or
(b) the rightsholder's receipt of the notice of that change and the rightsholder exchange transfer this Policy, whichever is later. The exchange transfer will take effect on the Monthly Anniversary Day that coincides with, or next follows, the date we receive at our Operations Center the request for the exchange transfer. The exchange transfer will be subject to the terms and conditions set forth in the Exchange Transfer provision of the Policy in Section 15. Transfers.

Sub-Accounts - We use the assets of each separate sub-account to buy shares in a corresponding portfolio of the applicable account. (See Section 3).

We reserve the right to establish new sub-accounts or eliminate one or more sub-accounts if tax considerations or investment conditions warrant. Any new sub-accounts may be made available to existing contracts on a basis to be determined by us. If any of these changes are made, we may by appropriate endorsement change the Contract to reflect the change.

Income and realized and unrealized gains or losses from assets of each sub-account are credited to or charged against that sub-account without regard to income, gains or losses in the other sub-accounts, our general account or any other separate accounts. We reserve the right to credit or charge a sub-account in a different manner if required, or appropriate, by reason of a change in the law.

We will value the assets of each sub-account on each Valuation Date after the assets in its corresponding account portfolio have been valued on that Date.

Portfolio Changes - If, in our judgment, a portfolio no longer suits the purposes of the Policy due to a change in its investment objectives or restrictions, we may substitute shares of another portfolio of that account or shares of another investment account. But, we will notify the rightsholder before doing so and, to the extent required by law, we will get prior approval from the SEC and the New York Insurance Department. Such approval process is on file with the New York Insurance Department. We also will get any other required approvals.

--------------------------------------------------------------------------------
17. The GIA

The GIA is part of our general account. The general account consists of all of our assets except those held by the Variable Account and other separate accounts maintained by us. The guaranteed annual interest rate that applies in the calculation of the account value in the GIA is 4% (0.010746%, compounded daily). Interest in excess of the guaranteed rate may be applied in the calculation of that account value in a manner determined by us. Once applied, interest becomes non-forfeitable. We may use different rates of interest for different portions of the account value in the GIA. Any change in interest rate will be on a uniform basis for insureds of the same class and will be determined in accordance with procedures and standards on file with the Superintendent of Insurance of the State of New York.

--------------------------------------------------------------------------------
18. Cash Value

The cash value of this Policy at any time is the account value, plus any applicable refund of sales charge.

--------------------------------------------------------------------------------
19. Account Value

1.   The account value of this Policy on the Policy Date is:

     (a)  the net premiums received by us on or before the Policy Date; less

     (b)  the monthly deduction due on the Policy Date.

Thereafter, account value calculations are made on Valuation Dates. If an account value calculation has to be made for a day that is not a Valuation Date, then we shall use the Valuation Date that next follows that day.

2. The account value of this Policy on a Valuation Date is determined as follows:

     (a) Determine the Policy's account value in each sub-account on that Valuation Date by multiplying the number of Units credited to the sub-account for the Policy before the purchase or redemption of any Units on that Date by its Unit value on that Date.

     (b)  Total the account value in each sub-account on that Valuation Date.

     (c) Add the account value In the GIA on that Valuation Date; this is the accumulated value with interest of net premiums allocated, and amounts transferred, to the GIA before that Date, decreased by any allocations against the GIA before that Date for: (i) any amounts transferred to Loan Account; (ii) any amounts transferred to the sub-accounts and applicable transfer charge; (iii) any partial surrender and its fee; and (iv) any monthly deductions.

     (d)  Add any amounts in Loan Account on that Date.

     (e)  Add interest credited on that Date on the amounts in (d) above.

     (f)  Add any net premiums received on that Valuation Date.

     (g)  Deduct any partial surrender, and its fee, made on that Valuation
          Date.

     (h)  Deduct any monthly deduction to be made on that Valuation Date.

3. The account value of this Policy on a Monthly Anniversary Day for the purpose of determining the cost of insurance on that Day is determined as follows:

     (a)  Determine the Policy's account value on that Day as described in items
          (a) through (g) in subsection 2 of this section.

     (b)  Deduct the monthly deduction (excluding the cost of insurance).

--------------------------------------------------------------------------------
20. Sub-Account Unit Value

The unit value of each sub-account on its first Valuation Date was set at $10. The unit value of each sub-account on any subsequent Valuation Date is obtained by dividing (a) by (b) where:

(a) is the per share net asset value at the close of business on the Valuation Date of the applicable account portfolio in which the sub-account invests times the number of such shares held in the sub-account before the purchase or redemption of any shares on that Date.

(b) is the total number of Units held in the sub-account on the Valuation Date before the purchase or redemption of any Units on that Date.

The net asset value is computed by totaling the value of all applicable account portfolio holdings plus other assets and deducting liabilities at the end of that Valuation Date. The per share net asset value in (a) above is computed by dividing this result by the number of shares outstanding.

--------------------------------------------------------------------------------
21. Monthly Deduction

The monthly deduction on a Monthly Anniversary Day for the following policy month is (a), plus (b), plus (c), plus (d) where:

(a)  is the cost of insurance (see Cost of Insurance section below).

(b)  is the cost of any additional benefits provided by rider.

(c)  is the administrative charge (as shown in Section 1).

(d)  is the mortality and expense risk charge (as shown in Section 1).

Any monthly deduction to be made before the end of the "Right to Return Policy" period (see page 1) will be charged against the net premium. After the end of the "Right to Return Policy" period, monthly deductions:

- with respect to Items (a), (b) and (c) above, will be allocated against the GIA and/or each subaccount in the same proportion that the Policy's account value held in the GIA and/or each sub-account bears to the Policy's account value in the GIA and all sub-accounts on that Day.

- with respect to Item (d) above, will be allocated against each sub-account in the same proportion that the Policy's account value held in each sub-account bears to the Policy's account value in all sub-accounts on that Day.

Monthly Mortality and Expense Risk charge - The Monthly Mortality and Expense Risk Charge is determined on a monthly basis on a Monthly Anniversary Day. The amount of the charge is deducted from the account value is equal to the monthly mortality and expense risk factor multiplied by the sum of the account value of all sub-accounts of the Separate account. The Monthly Mortality and Expense Risk factors are shown in Section 1.

--------------------------------------------------------------------------------
22. Cost of Insurance

The cost of insurance is determined on a monthly basis on a Monthly Anniversary Day. It is determined separately for each of the following, in the order shown:

(a)  the Initial Specified Amount; and

(b) each increase in Specified Amount, successively, in the order in which it took effect; and

(c) either (i) or (ii) below, depending upon the Death Benefit Option in effect on the Monthly Anniversary Day:

     (i) if Death Benefit Option 1 is in effect and if the Base Death Benefit that would have been payable in the event of the Insured's death on that Day is greater than the Specified Amount then in force, the difference between that Base Death Benefit and that Specified Amount;

     (ii) if Death Benefit Option 2 is in effect and if the Base Death Benefit that would have been payable in the event of the Insured's death on that Day is the cash value multiplied by the applicable death benefit percentage, the difference between that Base Death Benefit less the cash value on that Day and the Specified Amount then in force. (The applicable death benefit percentage is shown in Section 1.)

The cost of insurance on a Monthly Anniversary Day for each of (a), (b),(c)(i) and (c)(ii) above is calculated by multiplying its insurance rate (see Insurance Rate section below) by its Amount At Risk (defined below). The insurance rate that applies to (c)(i) and (c)(ii) is the same as the rate that applies to the most recent increase in Specified Amount, including the same gender, age, class of risk, number of years and total Specified Amount for that increase. (If there has been no increase, the rate for the Initial Specified Amount applies.) Part of the cost is to recover acquisition expenses arising from issue of the policy. Such expenses are higher in early policy years.

If Death Benefit Option 1 is in effect, the Base Death Benefit "Amount At Risk" on the Monthly Anniversary Day is the difference between (1) and (2), where: (1) is the Base Death Benefit that would have been payable in the event of the Insured's death on that Day; and (2) is the account value on that Day determined as described in subsection 3 of the Account Value section. The Policy's account value on the Monthly Anniversary Day is applied in the order shown to (a), (b) and, if applicable, (c)(i) above, to determine the Amount At Risk for each. If the account value when so applied equals or exceeds the Initial Specified Amount, there is no Amount At Risk for that Initial Specified Amount and no cost of insurance for it. If the account value when so applied equals or exceeds the Initial Specified Amount plus any increase in Specified Amount, there is no Amount at Risk for that increase and no cost of insurance for it.

If Death Benefit Option 2 is in effect, the Base Death Benefit "Amount at Risk" on the Monthly Anniversary is the total Specified Amount plus any amount from
(c) (ii) above.

--------------------------------------------------------------------------------
23. Insurance Rate

The insurance rate is based on the Insured's sex, age on the Policy Date, number of years since the Policy Date, and class of risk. "Class of risk" for the Initial Specified Amount is the class of risk to which the Insured belonged on the Policy Date and is shown on Page 1.

The insurance rate for any unscheduled increase in Specified Amount will be based on the Insured's sex, age on the effective date of the increase, number of years since that date and "Class of Risk" on that date.

Each year we shall review the monthly insurance rates to determine if any change should be made. Monthly insurance rates will be based on our expectations as to future: (a) mortality; (b) investment earnings; (c) expenses, and (d) persistency. But, we guarantee that the insurance rates for the Initial Specified Amount will never be more than the rates shown in the Guaranteed Monthly Insurance Rates for Initial Specified Amount table in Section 2. And, insurance rates for any unscheduled increase in Specified Amount and for any coverage under item (c) in Section 22 will never be more than the guaranteed rates provided by us at issue for the Insured's class of risk at the time the increase takes effect.

All guaranteed rates are based on the 1980 Commissioners Standard Ordinary Smoker or Nonsmoker Mortality Tables as applicable, with interest at the rate of 4% a year (0.010746%, compounded daily) with appropriate increase for rated risk. Any change in insurance rates will be on a uniform basis for insureds of the same class. Changes in rates and the way in which they are determined will be filed with the insurance supervisory official of the state in which the Policy is delivered.

--------------------------------------------------------------------------------
24. Continuation of Insurance

The policy will be continued only as long as the account value less any debt is sufficient to cover any monthly deductions. (See Section 10. Grace Period.)

This Continuation of Insurance provision will not continue the Policy beyond Age
95. Nor will it continue any additional benefit rider beyond its date for termination.

--------------------------------------------------------------------------------
25. Basis of Calculation

Minimum cash values are based on the 1980 Commissioners' Standard Ordinary Mortality Table. The method of determining cash values and sales charge has been filed with the insurance supervisory official of the state in which this Policy is delivered.

Cash values are not less than the minimum values required by the law of the state in which the Policy is delivered.

--------------------------------------------------------------------------------
26. Surrender

The Policy may be surrendered at any time during the Insured's lifetime for its surrender value, which is its cash value less any debt.

--------------------------------------------------------------------------------
27. Partial Surrender

A partial surrender of this Policy may be made for any amount of at least $500 which, with its fee (see below), is less than the Policy's account value on the date of the partial surrender. A partial surrender may not result in a Specified Amount or Target Death Benefit in force less than the minimum we then allow. Nor may it result in a remaining account value, reduced by debt, of less than $500. We reserve the right to limit the number of partial surrenders to 12 during a policy year.

A partial surrender fee equal to the lesser of: (a) $25; and (b) 2% of the amount of the partial surrender will apply to each partial surrender. The amount of a partial surrender, plus its fee, will be deducted from the account value of the Policy on the date of the partial surrender. The fee will be retained by us.

Allocation of Partial Surrenders . Any partial surrenders (and their fees) will be allocated against the GIA and each sub-account in the same proportion that the account value held in the GIA and each sub-account bears to the account value in the GIA and all sub-accounts.

Allocations will take effect on the Valuation Date that coincides with, or next follows, the date the request is received at our Operations Center.

If Death Benefit Option 1 is in effect on the day on which a partial surrender is made, the amount of the Base Death Benefit payable on that day will be reduced by the amount of the partial surrender plus its applicable fee. If the amount of that reduced Base Death Benefit is less than the Specified Amount in force on that day, the Specified Amount will be decreased to equal the amount of that reduced Base Death Benefit. The Target Death Benefit in force must also be adjusted as follows:

(a) If the Base Death Benefit prior to the partial surrender is less than the Target Death Benefit, the Target Death Benefit will be reduced by the amount of the partial surrender plus its applicable fee.

(b) If the Base Death Benefit prior to the partial surrender is greater than or equal to the Target Death Benefit, the Target Death Benefit will be reduced by the lesser of:

     (i)  the amount of the partial surrender, plus its applicable fee; or

     (ii) the amount, if any, by which the Target Death Benefit exceeds the difference between the Base Death Benefit and the amount of the partial surrender including any applicable fee.

If Death Benefit Option 2 is in effect on the day on which a partial surrender is made, the amount of the Base Death Benefit payable on that day is reduced by the amount of the partial surrender plus its applicable fee. The Specified Amount is not changed but the Target Death Benefit must be adjusted as follows:

(a) If the Base Death Benefit prior to the partial surrender is less than the Target Death Benefit, the Target Death Benefit will be reduced by the amount of the partial surrender plus its applicable fee.

(b) If the Base Death Benefit prior to the partial surrender is greater than or equal to the Target Death Benefit, the Target Death Benefit will be reduced by the lesser of:

     (i)  the amount of the partial surrender, plus its applicable fee; or

     (ii) the amount, if any, by which the Target Death Benefit exceeds the difference between the Base Death Benefit and the amount of the partial surrender including any applicable fee.

But the amount of partial surrender cannot result in a Specified Amount or Target Death Benefit in force less than the minimum shown in Section 1.

--------------------------------------------------------------------------------
28. Loans

Loans for not less than the minimum amount of $250 may be obtained at any time while this Policy has a loan value. A proper assignment of this Policy to us will be needed. The loan value is up to 90% of the account value less any debt on the date of the loan.

Loan Interest - Loan interest at an annual rate of 4.6% will be charged in arrears on new or outstanding loans, including a loan continued after any reinstatement of the Policy. Loan interest will accrue daily between policy anniversaries and will be payable in arrears on each policy anniversary. Any interest not paid when due will be added to the loan and bear interest at the 4.6% annual rate.

Miscellaneous Provisions - The Policy will be the sole security for any policy loan. But it need not be given to us for endorsement unless we ask for it.

Because a policy loan reduces the assets held in sub-accounts and the GIA and because debt repayments increase the assets held in sub-accounts and the GIA, a loan or a repayment will affect the Policy's cash value and hence the duration the Policy is in force. Also, a loan or a repayment may affect the amount of the Death Benefit.

Any reference to debt means total loan principal under this Policy plus any accrued and unpaid loan interest.

If ever the debt exceeds the account value, this Policy will end. But we must first give at least 61 days notice of insufficient value.

Any debt may be repaid in whole or part before the Insured's death.

Any notice referred to in this "Loans" section will be mailed to the last known address of the rightsholder and any assignee of record.

Allocations will take effect on the Valuation Date that coincides with, or next follows, the date the request for the loan is received at our Operations Center.

The entire amount of the loan will be allocated against the GIA and each sub-account in the same proportion that the account value held in the GIA and each sub-account bears to the account value in the GIA and all sub-accounts.

Any debt repayment will be allocated to the GIA and/or the sub-accounts in accordance with the scheduled premium allocation then in effect (see Premiums section).

If a payment is not identified as a loan repayment it will be treated as a premium payment.

--------------------------------------------------------------------------------
29. Loan Account

The loan account is a portion of the Policy's account value which was transferred from the (GIA or the sub-accounts to secure any outstanding debt. On each Monthly Anniversary Day we credit interest on the loan account. The loan account will earn interest at a rate not less than 4% per year. The loan account is part of our general account.

If the entire debt is repaid on a date which is not a Monthly Anniversary Day, we determine the interest earned on the loan account from the preceding Monthly Anniversary Day to the date that payment was received by us at our Operations Center. This interest will be allocated on the date of repayment among the GIA and/or the sub-accounts in accordance with the most recent scheduled premium allocation on record (see Premiums section).

--------------------------------------------------------------------------------
30. General Provisions

The Contract - This Policy has been issued in consideration of the application and of the payment of the first premium shown in Section 1. The application (copy attached) is a part of the Policy. The Policy and the application (and any supplemental applications for optional increases in Specified Amount) are the entire contract.

Statements in Application - All statements made in the application will be considered to be representations. They are not warranties. No statement may be used to make this Policy invalid or to deny a claim under it, unless the statement is contained in the written application, a copy of which is attached at issue or delivery.

Incontestability - This Policy will be incontestable after it has been in force during the lifetime of the Insured for 2 years from its date of issue. Any unscheduled increase in Specified Amount or Target Death Benefit or any reinstatement will be incontestable only after the increase or reinstatement has been in force during the lifetime of the Insured for 2 years from the date it took effect.

Misstatement of Age or Sex if the insured's age or sex has been misstated, the amount of any Death Benefit will be the sum of (a) and (b), where:

(a)  is the account value on the date of death;

(b) is the Amount At Risk (as determined in accordance with Section 22) on the last Monthly Anniversary Day, multiplied by the ratio of the insurance rate on the last Monthly Anniversary Day based on the incorrect age or sex to the insurance rate that would have applied on that Day based on the correct age or sex.

Suicide Exclusion - In case of the suicide of the Insured within 2 years of the date of issue of the Policy the amount payable by us will be limited to the amount of the premiums paid less: (a) any debt; and (b) any partial surrenders and their fees.

But, in case of the suicide of the Insured within 2 years of the date any unscheduled increase in Specified Amount or Target Death Benefit took effect the amount payable by us with respect to that increase will be limited to its cost.

Assignment - We shall not be charged with notice of assignment of any interest in this Policy until the assignment (or a copy) is received at our Home Office. We are not responsible as to the validity or effect of any assignment. We may rely solely on the statement of the assignment as to the amount of his or her interest. All assignments will be subject to any debt on this Policy. The interest of any beneficiary or other person will be subordinate to any assignment, whenever made. The assignee will receive any sum payable to the extent of his or her interest.

Policy Payment - In any settlement of this Policy, by reason of death, surrender, or otherwise, we may require the return of the Policy. Also, any debt on this Policy will be deducted when we determine the proceeds.

Due proof of death must be submitted to us at our Operations Center on forms furnished by us. These forms can be obtained from any local office of ours, or from our Operations Center.

Relationships - Relationships used in any beneficiary or other designation will refer to the Insured unless otherwise specified.

Authority - No change in this Policy will be valid until it is approved by one of our executive officers. This approval must be endorsed on or attached to this Policy. No agent or other person has authority to accept representations or information not in the written application. Nor may that person change this Policy or waive any of its provisions.

Postponement of Certain Payments or Transfers - We will usually pay any amount payable on surrender, partial surrender or loans within 7 days after we receive written request for the payment at our Operations Center. We will usually pay any death proceeds within 7 days after we receive due proof of death. However, payment of any death benefits in excess of the Specified Amount or any partial surrender or loan payment involving a determination of account value in the GIA (except when used to pay premiums) may be postponed for up to 6 months from the date we receive due proof of death or the request for a surrender or loan. Any payment involving a determination of account value in the Sub-accounts (except when used to pay premiums) may be postponed in any case whenever:

(a) the New York Stock Exchange is closed (except for customary weekend and holiday closings), or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC); or

(b) the SEC determines that a state of emergency exists, so that valuation of the assets of the Variable Account or disposal of securities is not reasonably practicable.

Transfers among sub-accounts, and allocations to and against sub-accounts also may be postponed under the circumstances described in (a) or (b) above.

Reports - We will send a report at least annually to the rightsholder showing the then current status of the Policy. It will show since the last report: premiums received; expense charges (including any transfer charges); cost of insurance and any riders; interest on account value in Loan Account; interest on account value in GIA; and any partial surrenders (and fees).

It will also show as of the current and prior report dates: Death Benefit; Specified Amount; surrender value; account value; sub-account Unit values; account value in the GIA; any debt; interest accrued on Loan Account; and any other information as may be required by the Superintendent of Insurance of the State of New York.

We will also send to the rightsholder any reports required by the Investment Company Act of 1940.

Projection of Benefits and Values - We shall provide a projection of illustrative future benefits and values at any time after the first policy anniversary upon; (a) written request; and (b) payment of a reasonable service fee. The fee will be the one then in effect for this service. The illustration will be based on: (a) requested assumptions as to Specified Amount, Death Benefit Option and scheduled premiums; and (b) any other assumptions that are needed and that we agree to.

Nonparticipation - We pay no dividends on this Policy.

--------------------------------------------------------------------------------
31. Settlement Options

Instead of being paid in one sum, any death or surrender proceeds payable under this Policy to a natural person in his or her own right may be settled under one of the options below. The payments under the option chosen must be made to that person (the payee). The amount of death or surrender proceeds must be at least $1,000.

Options Available -

1. Interest Income - Interest on the proceeds held by us at the rate set by us for each year. This rate will not be less than 2 3/4% a year.

2. Income for Specified Period - Income for the number of years chosen, based on the table below. This table shows the monthly income for each $1,000 of proceeds. Payments may be increased by additional interest as we may determine for each year.

Option 2 Table

Years        1        2        3       4        5        6        7       8        9      10
---------------------------------------------------------------------------------------------
Amount    $84.37   42.76    28.89   21.96    17.80    15.03    13.06   11.58    10.42    9.50
---------------------------------------------------------------------------------------------
Years       11       12       13      14       15       16       17      18       19      20
---------------------------------------------------------------------------------------------
Amount     $8.75    8.13     7.60    7.15     6.76     6.41     6.11    5.85     5.61    5.39
---------------------------------------------------------------------------------------------

3. Single Life Income - Income for a period certain and during the balance of the payee's lifetime. The period certain chosen may be: (a) 0, 10 or 20 years; or (b) the period required for the total income payments to equal the proceeds (reaccount period certain). The amount of income will be figured by us on the date the proceeds become payable. This amount will be at least as much as the applicable amount based on the Option 3 table at the end of the Settlement Options section. The minimum income amounts shown in that table are based on the 1983 Table a (discrete functions, without projections for future mortality) with 3 1/2% interest.

If the income based on the period certain elected is the same as the income provided by another available longer period or periods certain, we will deem an election to have been made of the longest period certain.

3A. Joint Life Income - Income during the joint lifetime of the payee and another person. Income will continue during the balance of the survivor's lifetime. The type of income chosen may give a survivor's income equal to: (a) the income amount payable during the joint lifetime; or (b) two-thirds of that income amount.

The amount of income payable during the joint lifetime will be figured by us on the date the proceeds become payable. This amount will be at least as much as the applicable amount based on the Option 3A table at the end of the Settlement Options section. The minimum income amounts shown in that table are based on the 1983 Table a (discrete functions, without projections for future mortality) with 3 1/2% interest. If a person for whom option 3A is chosen dies before the first income amount is payable, the survivor will receive settlement instead under Option 3 with 10 years certain.

4. Income of Specified Amount - Income, of the amount chosen, for as long as the proceeds and interest last. But, the amount chosen may not be less each year than 10% of the proceeds. Interest will be credited annually on the balance of the proceeds at the rate for each year set by us. This rate will not be less than 2 3/4% a year.

Other Settlement Options - The proceeds may be settled under any other option agreed to by us.

Choice of Settlement - During the Insured's lifetime, one of the above options may be chosen for proceeds payable by reason of his or her death. Or, a prior choice may be changed. The choice or change will be subject to the same conditions and will take effect in the same way as a change of beneficiary.

The payee of any proceeds payable in one sum but not yet paid may instead choose one of the options. This must be done by written notice to us at our Operations Center not more than 1 month after the proceeds become payable.

Payment Provisions - A supplementary contract will be issued when the proceeds are settled under one of these options. The contract will set forth the terms of the settlement. The contract date will be the date of the Insured's death if:
(a) the proceeds settled are death proceeds; and (b) the settlement was chosen during the Insured's lifetime. In all other cases the contract will bear the date the proceeds become payable.

Payment will be made monthly unless quarterly, semi-annual or annual payments are asked for when the option is chosen. But, if payments of the chosen frequency would be less than $25 each, we may use a less frequent payment basis.


To obtain the amount of other than
monthly payments, multiply the monthly
payment by the appropriate factor.              Ann.      Semi-Ann.    Quarterly
--------------------------------------------------------------------------------
OPTION 2                                       11.85        5.97         2.99
--------------------------------------------------------------------------------
OPTION 3-0 Years Certain                       11.68        5.90         2.97
--------------------------------------------------------------------------------
OPTION 3-20 Years Certain, or
Reaccount Period Certain                       11.80        5.95         2.99
--------------------------------------------------------------------------------
OPTION 3-10 Years Certain, or OPTION 3A        11.74        5.92         2.97
--------------------------------------------------------------------------------

The first payment under Option 2, 3, 3A, or 4 will be due as of the contract date. The first payment under Option 1 will be due 1, 3, 6, or 12 months after that date, depending on the frequency of payment.

Before we pay under Option 3 or 3A, we shall need proof of age which satisfies us. After the contract date, unless otherwise provided in the settlement approved by us at the time it was chosen, any settlement under Option 1, 2, 3, or 4 will end at the payee's death. The amount stated below for that option will then be paid in one sum to the payee's executors or administrators.

Option 1 or 4 - Any unpaid proceeds and interest to the date of death.

Option 2 or 3 - The amount which, with compound annual interest, would have provided any future income payments for: (a) the specified period (Option 2); or
(b) the specified period certain (Option 3). This interest will be at the rate or rates we assumed in computing the amount of income.

--------------------------------------------------------------------------------
Settlement Options (continued)

Option 3 - Minimum Monthly Income Per $1,000 of Proceeds

The life income shown is based on the payee's age at nearest birthday on the due date of the first income payment.

----------------------------------------------------------------------------------------------------------------------------------
  10 Years                20 Years       10 Years             20 Years       10 Years            20 Years           0 Years
   Certain                Certain        Certain               Certain        Certain             Certain           Certain
 Male   Female   AGE   Male   Female   Male   Female  AGE    Male   Female   Male  Female  AGE   Male Female   Male   AGE   Female
----------------------------------------------------------------------------------------------------------------------------------
$3.21   $3.14    10*  $3.20   $3.13   $3.74  $3.56     35   $3.71   $3.55   $5.42  $4.93   60   $4.97  $4.71  $3.46    25    $3.34
 3.22    3.15    11    3.21    3.14    3.78   3.59     36    3.75    3.58    5.54   5.04   61    5.04   4.77   3.59    30     3.44
 3.23    3.16    12    3.23    3.15    3.82   3.62     37    3.78    3.61    5.67   5.14   62    5.10   4.84   3.75    35     3.57
 3.24    3.17    13    3.24    3.17    3.86   3.65     38    3.82    3.64    5.80   5.25   63    5.16   4.91   3.96    40     3.73
 3.26    3.18    14    3.25    3.18    3.90   3.69     39    3.85    3.67    5.94   5.37   64    5.22   4.98   4.22    45     3.93
 3.27    3.19    15    3.27    3.19    3.94   3.72     40    3.89    3.70    6.08   5.50   65    5.28   5.05   4.56    50     4.20
 3.29    3.20    16    3.28    3.20    3.99   3.76     41    3.93    3.73    6.23   5.63   66    5.33   5.12   4.99    55     4.54
 3.30    3.22    17    3.30    3.21    4.04   3.80     42    3.98    3.77    6.38   5.77   67    5.38   5.19   5.57    60     5.00
 3.32    3.23    18    3.31    3.23    4.09   3.84     43    4.02    3.81    6.54   5.92   68    5.43   5.25   6.39    65     5.64
 3.34    3.24    19    3.33    3.24    4.14   3.88     44    4.06    3.84    6.71   6.07   69    5.48   5.32   7.53    70     6.53
 3.36    3.26    20    3.35    3.25    4.20   3.92     45    4.11    3.88    6.88   6.23   70    5.52   5.38
 3.37    3.27    21    3.37    3.27    4.25   3.97     46    4.16    3.93    7.05   6.40   71    5.55   5.43      Refund Period
 3.39    3.29    22    3.38    3.28    4.31   4.02     47    4.21    3.97    7.22   6.58   72    5.59   5.48        Certain
 3.41    3.30    23    3.40    3.30    4.38   4.07     48    4.26    4.01    7.40   6.76   73    5.62   5.53   Male   AGE   Female
 3.43    3.32    24    3.42    3.32    4.44   4.12     49    4.31    4.06    7.57   6.95   74    5.64   5.57   -------------------
 3.46    3.34    25    3.45    3.33    4.51   4.18     50    4.37    4.11    7.75   7.15   75    5.66   5.60   $3.44   25    $3.33
 3.48    3.36    26    3.47    3.35    4.58   4.24     51    4.42    4.16    7.92   7.34   76    5.68   5.63    3.56   30     3.42
 3.50    3.38    27    3.49    3.37    4.66   4.30     52    4.48    4.21    8.09   7.54   77    5.70   5.66    3.70   35     3.54
 3.53    3.40    28    3.52    3.39    4.74   4.36     53    4.54    4.27    8.26   7.74   78    5.71   5.68    3.88   40     3.69
 3.56    3.42    29    3.54    3.41    4.82   4.43     54    4.60    4.32    8.42   7.94   79    5.72   5.70    4.11   45     3.87
 3.58    3.44    30    3.57    3.43    4.91   4.51     55    4.66    4.38    8.57   8.14   80+   5.73   5.71    4.38   50     4.11
 3.61    3.46    31    3.59    3.45    5.00   4.58     56    4.72    4.44                                       4.73   55     4.40
 3.64    3.49    32    3.62    3.48    5.10   4.66     57    4.78    4.51                                       5.18   60     4.78
 3.67    3.51    33    3.65    3.50    5.20   4.75     58    4.85    4.57                                       5.76   65     5.28
 3.71    3.54    34    3.68    3.52    5.31   4.84     59    4.91    4.64                                       6.52   70     5.94

* and under
+ and over

The minimum income for any age not shown in the 0 Years Certain and Reaccount Period Certain columns is calculated on the same mortality and interest assumptions as the minimum income for the ages shown and will be quoted on request.
--------------------------------------------------------------------------------

Option 3A - Minimum Monthly Income Per $1,000 of Proceeds

The income shown is based on the ages (at nearest birthday on the due date of the first income payment) of the 2 persons during whose joint lifetime payments are to be made.

--------------------------------------------------------------------------------
Same Income Continued to Survivor
--------------------------------------------------------------
 AGE
  OF
FEMALE                      AGE OF MALE
            50        55         60          65          70
--------------------------------------------------------------
  50       $3.89    $3.98      $4.04       $4.09       $4.13
  55        4.03     4.16       4.27        4.36        4.42
  60        4.16     4.34       4.51        4.66        4.78
  65        4.27     4.51       4.76        4.99        5.20
  70        4.37     4.66       4.99        5.34        5.67



--------------------------------------------------------------------------------
Two-Thirds of Income Continued to Survivor

--------------------------------------------------------------
 AGE
  OF
FEMALE                      AGE OF MALE
            50        55         60          65          70
--------------------------------------------------------------
  50       $4.20    $4.35      $4.51       $4.69       $4.89
  55        4.36     4.54       4.73        4.95        5.18
  60        4.55     4.76       4.99        5.25        5.53
  65        4.76     5.01       5.29        5.62        5.97
  70        4.99     5.28       5.63        6.04        6.49

The minimum income for any other combination of ages or for 2 persons of the same sex are calculated on the same mortality and interest assumptions as the minimum income for the combinations of ages shown and will be quoted on request.
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